Exhibit 10.2

U.S. SECURITY AGREEMENT

among

PICASSO INTERMEDIATE COMPANY, INC.,

(which immediately following the Initial Borrowing Date will be renamed

BWAY INTERMEDIATE COMPANY, INC.)

PICASSO MERGER SUB, INC.,

BWAY HOLDING COMPANY,

CERTAIN SUBSIDIARIES OF PICASSO INTERMEDIATE COMPANY, INC.

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as COLLATERAL AGENT

Dated as of June 16, 2010

TABLE OF CONTENTS

Page
ARTICLE I SECURITY INTERESTS	2

1.1 Grant of Security Interests	2
1.2 Certain Exceptions	4
1.3 Power of Attorney	5

ARTICLE II GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS	6

2.1 Necessary Perfection Action	6
2.2 No Liens	6
2.3 Other Financing Statements	6
2.4 Chief Executive Office, Record Locations	7
2.5 Location of Inventory and Equipment	7
2.6 Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; Location; Organizational Identification Numbers; Federal Employer Identification Number; Changes Thereto; etc.	7
2.7 Trade Names; Etc.	8
2.8 Certain Significant Transactions	8
2.9 As-Extracted Collateral; Timber-to-be-Cut	8
2.10 Collateral in the Possession of a Bailee	8
2.11 Recourse	9

ARTICLE III SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL	9

3.1 [Reserved]	9
3.2 Maintenance of Records	9
3.3 Direction to Account Debtors; Contracting Parties; etc.	9
3.4 Modification of Terms; etc.	10
3.5 Collection	10
3.6 Instruments	10
3.7 Grantors Remain Liable Under Accounts	11
3.8 Grantors Remain Liable Under Contracts	11
3.9 Deposit Accounts; Etc.	11
3.10 Letter-of-Credit Rights	13
3.11 Commercial Tort Claims	13
3.12 Chattel Paper	13
3.13 Further Actions	14

ARTICLE IV SPECIAL PROVISIONS CONCERNING TRADEMARKS AND DOMAIN NAMES	14

4.1 Additional Representations and Warranties	14

(i)

4.2 Licenses and Assignments	14
4.3 Infringements	14
4.4 Preservation of Marks and Domain Names	15
4.5 Maintenance of Registration	15
4.6 Future Registered Marks and Domain Names	15
4.7 Remedies	15

ARTICLE V SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND TRADE SECRETS	16

5.1 Additional Representations and Warranties	16
5.2 Licenses and Assignments	16
5.3 Infringements	16
5.4 Maintenance of Patents or Copyrights	17
5.5 Prosecution of Patent or Copyright Applications	17
5.6 Other Patents and Copyrights	17
5.7 Remedies	17

ARTICLE VI PROVISIONS CONCERNING ALL COLLATERAL	18

6.1 Protection of Collateral Agent’s Security	18
6.2 Warehouse Receipts Non-Negotiable	18
6.3 Additional Information	18
6.4 Further Actions	18
6.5 Financing Statements	18

ARTICLE VII REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT	19

7.1 Remedies; Obtaining the Collateral Upon Default	19
7.2 Remedies; Disposition of the Collateral	20
7.3 Waiver of Claims	21
7.4 Application of Proceeds	22
7.5 Remedies Cumulative	25
7.6 Discontinuance of Proceedings	25

ARTICLE VIII INDEMNITY	25

8.1 Indemnity	25
8.2 Indemnity Obligations Secured by Collateral; Survival	27

ARTICLE IX DEFINITIONS	27

ARTICLE X MISCELLANEOUS	35

10.1 Notices	35
10.2 Waiver; Amendment	36
10.3 Obligations Absolute	36
10.4 Successors and Assigns	36
10.5 Headings Descriptive	36

(ii)

10.6 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	37
10.7 Grantor’s Duties	38
10.8 Termination; Release	38
10.9 Counterparts	39
10.10 Severability	40
10.11 The Collateral Agent and the other Secured Creditors	40
10.12 Additional Grantors	40

ANNEX A	Schedule of Chief Executive Offices Address(es) of Chief Executive Office
ANNEX B	Schedule of Inventory and Equipment Locations
ANNEX C	Schedule of Legal Names, Type of Organization (and Whether a Registered Organization), Jurisdiction of Organization, Location and Organizational Identification Numbers
ANNEX D	Schedule of Trade and Fictitious Names
ANNEX E	Description of Certain Significant Transactions Occurring Within One Year Prior to the Date of the Security Agreement
ANNEX F	Schedule of Deposit Accounts
ANNEX G	[Reserved]
ANNEX H	Schedule of Commercial Tort Claims
ANNEX I	Schedule of Marks and Applications; Internet Domain Name Registrations
ANNEX J	Schedule of Patents
ANNEX K	Schedule of Copyrights
ANNEX L	Grant of Security Interest in United States Trademarks
ANNEX M	Grant of Security Interest in United States Patents
ANNEX N	Grant of Security Interest in United States Copyrights

[Remainder of this page intentionally left blank]

(iii)

U.S. SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of June 16, 2010, made by each of the undersigned grantors (each, a “Grantor” and, together with any other entity that becomes an grantor hereunder pursuant to Section 10.12 hereof, the “Grantors”) in favor of Deutsche Bank Trust Company Americas, as Collateral Agent (together with any successor Collateral Agent, the “Collateral Agent”), for the benefit of the Secured Creditors (as defined below). Certain capitalized terms as used herein are defined in Article IX hereof. Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, PICASSO INTERMEDIATE COMPANY, INC., a Delaware corporation (which immediately following the Initial Borrowing Date will be renamed BWAY INTERMEDIATE COMPANY, INC.) (“Holdings”), PICASSO MERGER SUB, INC., a Delaware corporation (the “Merger Sub”), which, on the Initial Borrowing Date, will merge into, and be survived by, BWAY Holding Company, a Delaware corporation, with the surviving corporation the “U.S. Borrower”, ICL Industrial Containers ULC, a Nova Scotia unlimited liability company (the “Canadian Borrower” and, together with the U.S. Borrower, the “Borrowers” and each a “Borrower”), the Lenders party thereto from time to time (the “Lenders”), Deutsche Bank Trust Company Americas, as the administrative agent (together with any successor Administrative Agent, the “Administrative Agent”), Barclays Bank PLC, as Documentation Agent, Deutsche Bank Securities Inc., Banc of America Securities LLC and Barclays Capital, as Joint Lead Arrangers, have entered into a Credit Agreement, dated as of even date herewith (as amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of, and participation in, Letters of Credit for the respective accounts of the Borrowers, all as contemplated therein (the Lenders, each Issuing Lender, the Administrative Agent, the Collateral Agent and each other Agent are herein called the “Lender Creditors”);

WHEREAS, each Borrower and/or one or more of their respective Restricted Subsidiaries may at any time and from time to time enter into one or more Interest Rate Protection Agreements and Other Hedging Agreements with one or more Lenders or any affiliate thereof (each such Lender or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or affiliate’s successors and assigns, if any, collectively, the “Other Creditors” and, together with the Lender Creditors, the “Secured Creditors”);

WHEREAS, pursuant to the Credit Agreement Party Guaranty, each of Holdings, the U.S. Borrower and the Canadian Borrower has guaranteed to the Secured Creditors the payment when due of all of its Relevant Guaranteed Obligations as described therein;

WHEREAS, pursuant to the U.S. Subsidiaries Guaranty, each U.S. Subsidiary Guarantor has jointly and severally guaranteed to the Secured Creditors the payment when due of all Guaranteed Obligations (as defined in the U.S. Subsidiaries Guaranty);

WHEREAS, it is a condition precedent to the making of Loans to the Borrowers and the issuance of, and participation in, Letters of Credit for the respective accounts of the Borrowers under the Credit Agreement and to the Other Creditors entering into Interest Rate Protection Agreements or Other Hedging Agreements that each Grantor shall have executed and delivered to the Collateral Agent this Agreement; and

WHEREAS, each Grantor will obtain benefits from the incurrence of Loans by the Borrowers and the issuance of, and participation in, Letters of Credit for the respective accounts of the Borrowers under the Credit Agreement and the entering into by the Borrowers and/or one or more of their respective Restricted Subsidiaries of Interest Rate Protection Agreements and Other Hedging Agreements and, accordingly, desires to execute this Agreement in order to satisfy the condition described in the preceding paragraph and to induce the Lenders to make Loans to the Borrowers and issue, and/or participate in, Letters of Credit for the respective accounts of the Borrowers and the Other Creditors to enter into Interest Rate Protection Agreements and Other Hedging Agreements with the Borrowers and/or one or more of their respective Restricted Subsidiaries;

NOW, THEREFORE, in consideration of the benefits accruing to each Grantor, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Creditors and hereby covenants and agrees with the Collateral Agent for the benefit of the Secured Creditors as follows:

ARTICLE I

SECURITY INTERESTS

1.1 Grant of Security Interests. (a) As security for the prompt and complete payment and performance when due of all of the Obligations, each Grantor does hereby pledge and grant to the Collateral Agent, for the benefit of the Secured Creditors, a continuing security interest in all of the right, title and interest of such Grantor in, to and under all of the following personal property and fixtures (and all rights therein) of such Grantor, or in which or to which such Grantor has any rights, in each case whether now existing or hereafter from time to time acquired (but excluding any Excluded Collateral (as defined below)):

(i) each and every Account;

(ii) all cash;

(iii) the Cash Collateral Account and all monies, securities, Instruments and other investments deposited or required to be deposited in the Cash Collateral Account;

(iv) all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(v) all Commercial Tort Claims;

(vi) all Software of such Grantor and all intellectual property rights therein (including all Software licensing rights) and all other proprietary information of such Grantor, including but not limited to all writings, plans, specifications and schematics, all engineering drawings, customer lists, Domain Names, Trade Secret Rights, and all recorded data of any kind or nature, regardless of the medium of recording;

(vii) Contracts, together with all Contract Rights arising thereunder;

(viii) all Copyrights;

(ix) all Equipment;

(x) all Deposit Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained by such Grantor with any Person and all monies, securities, Instruments and other investments deposited or required to be deposited in any of the foregoing;

(xi) all Documents;

(xii) all General Intangibles;

(xiii) all Goods;

(xiv) all Instruments;

(xv) all Inventory;

(xvi) all Investment Property;

(xvii) all Letter-of-Credit Rights (whether or not the respective letter of credit is evidenced by a writing);

(xviii) all Marks, together with the goodwill of the business of such Grantor symbolized by the Marks;

(xix) all Patents;

(xx) all Permits;

(xxi) all Supporting Obligations; and

(xxii) all Proceeds and products of any and all of the foregoing (all of the above, the “Collateral”).

(b) The security interest of the Collateral Agent under this Agreement extends to all Collateral that any Grantor may acquire, or with respect to which any Grantor may obtain rights, at any time during the term of this Agreement.

1.2 Certain Exceptions. Notwithstanding Section 1.1, no security interest is or will be granted pursuant hereto in any right, title or interest of any Grantor under or in (each of (a) through (h) collectively, the “Excluded Collateral”):

(a) any Instruments, Contracts, Chattel Paper, General Intangibles, licenses or other contracts or agreements with or issued by Persons other than Holdings or a Subsidiary of Holdings or an Affiliate thereof (collectively, “Excluded Agreements”) that would otherwise be included in the Collateral (and such Excluded Agreements shall not be deemed to constitute a part of the Collateral) for so long as, and to the extent that, the granting of such a security interest pursuant hereto would result in a breach, default or termination of such Excluded Agreements (in each case, except to the extent any such breach, default or termination would be rendered ineffective under the UCC or other applicable law); provided, however, that a security interest in an Excluded Agreement in favor of the Secured Creditors shall attach immediately at such time as Grantor’s grant of a security interest in such Excluded Agreement no longer results in a breach, default or termination thereof or thereunder and, to the extent severable, shall attach immediately to any portion of such Excluded Agreement that does not result in a respective breach, default or termination thereof or thereunder, including, without limitation, any proceeds of such Excluded Agreement; provided further, that, in furtherance of the foregoing, each Grantor agrees that it shall not amend any material Excluded Agreement in effect as of the date hereof so that the grant of a security interest therein would result in a breach, default or termination of such Excluded Agreement; or

(b) equity interests in any first-tier foreign Subsidiary in excess of 65% of the total outstanding Voting Equity Interests of such first-tier foreign Subsidiary;

(c) any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed whereupon such applications shall be automatically subject to the Lien granted herein and deemed included in the Collateral);

(d) any rights or property to the extent that any valid and enforceable law or regulation applicable to such rights or property prohibits the creation of a security interest therein;

(e) those assets as to which the Collateral Agent shall determine in its sole discretion that the cost of obtaining a security interest are excessive in relation to the value of the security to be afforded thereby;

(f) in the case of foreign jurisdictions, those assets to the extent that such grant of a security interest is prohibited by the limitations of applicable local law;

(g) any Equity Interests in a joint venture or other non Wholly-Owned Subsidiary to the extent that granting a security interest in or lien on such Equity Interests is not permitted by the governing documents of such joint venture or other non Wholly-Owned Subsidiary;

(h) Excluded Deposit Accounts; and

(i) any of the following:

(1) any asset that would otherwise be included in the Collateral (and such asset shall not be deemed to constitute a part of the Collateral) if such asset is subject to a Lien permitted by Section 10.01(vi) of the Credit Agreement;

(2) any Equipment, machinery or other fixed asset that would otherwise be included in the Collateral (and such Equipment, machinery or other fixed asset shall not be deemed to constitute a part of the Collateral) if such Equipment, machinery or other fixed asset is subject to a Lien permitted by Section 10.01(vii) of the Credit Agreement;

(3) any property that would otherwise be included in the Collateral (and such property shall not be deemed to constitute a part of the Collateral) if such property has been sold or otherwise transferred in connection with a sale-leaseback transaction permitted under Section 10.02(xiii) of the Credit Agreement, or is subject to any Liens permitted under Section 10.01(xviii) of the Credit Agreement, or constitutes the Proceeds or products of any property that has been so sold or otherwise transferred so long as such Proceeds or products remain subject to the Liens referenced above in this clause (b)(iii); and

(4) any property or asset that would otherwise be included in the Collateral (and such property or asset shall not be deemed to constitute a part of the Collateral) if such property or assets is subject to a Lien permitted by Section 10.01(xiv) of the Credit Agreement;

in each case pursuant to preceding clauses (i)(1) through (4), for so long as, and to the extent that, the granting or existence of such a security interest pursuant hereto would result in a breach, default or termination of any agreement relating to the respective Lien or obligations secured thereby (in each case, except to the extent any such breach, default or termination would be rendered ineffective under the UCC or other applicable law); provided that immediately upon repayment of the Indebtedness and/or other monetary obligation secured by a Lien referenced in clauses (i)(1) through (4), the relevant Grantor shall be deemed to have granted a security interest in all of its rights, title and interests under or in such asset, Equipment or other property that is the subject of such Lien.

1.3 Power of Attorney. Each Grantor hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably, with full power after the occurrence of and during the continuance of an Event of Default (in the name of such Grantor or otherwise) to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to such Grantor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be reasonably necessary or advisable to protect the interests of the Secured Creditors, which appointment as attorney is coupled with an interest.

ARTICLE II

GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Grantor represents, warrants and, until the Termination Date, covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

2.1 Necessary Perfection Action. The security interest granted to the Collateral Agent pursuant to this Agreement in and to the Collateral for the benefit of the Collateral Agent and the Secured Creditors creates a valid security interest and Lien upon such Grantor’s right, title and interest in and to the Collateral. Except with regard to (i) Liens (if any) on Specified Assets and (ii) any rights reserved in favor of the United States government as required by law (if any), such security interest will be duly perfected (A) upon the filing of the UCC financing statements delivered to the Collateral Agent for filing in the appropriate jurisdictions set forth on Annex C, (B) in Deposit Accounts and the Cash Collateral Account upon the obtaining and maintenance of “control” (as described in the UCC as in effect on the date hereof in the State of New York) by the Collateral Agent (it being understood that the Grantors shall have no obligation to obtain “control” of the Excluded Deposit Accounts), (C) upon the recordation of certain security interests of issued or applied-for Patents, registered or applied-for Marks and registered or applied-for Copyrights in the United States Patent and Trademark Office or the United States Copyright Office, as the case may be; provided, however, that additional filings may be necessary to perfect the Collateral Agent’s security interest in, and Lien on, any Patents, Marks, Copyrights, Domain Names, Trade Secret Rights and other intellectual property acquired after the date hereof, and (D) upon the receipt by the Collateral Agent of all instruments, chattel paper and certificated pledged Equity Interests constituting Collateral. Notwithstanding the foregoing, nothing in this Agreement shall require any Grantor to make any filing or take any action to record or perfect the Collateral Agent’s security interest in and Lien on any Patents, Marks, Copyrights, Domain Names, Trade Secret Rights and other intellectual property of Grantor outside the United States.

Upon the actions taken under this Section 2.1, such security interest will be superior to and prior to all other Liens of all other Persons (other than Permitted Liens), and enforceable as such as against all other Persons (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) other than Ordinary Course Transferees.

2.2 No Liens. Such Grantor is, and as to all Collateral acquired by it from time to time after the date hereof such Grantor will be, the owner of, or otherwise have the right to use, all Collateral free from any Lien of any Person (other than Permitted Liens), and such Grantor shall, at its own expense, take all reasonable actions necessary to defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Collateral Agent.

2.3 Other Financing Statements. As of the date hereof, there is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral (other than financing statements filed in respect of Permitted Liens), and so long as the Termination Date has not occurred, such Grantor will not authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by such Grantor or in connection with Permitted Liens.

2.4 Chief Executive Office, Record Locations. The chief executive office of such Grantor is, on the date of this Agreement, located at the address indicated on Annex A hereto for such Grantor. During the period of the four calendar months preceding the date of this Agreement, the chief executive office of such Grantor has not been located at any address other than that indicated on Annex A in accordance with the immediately preceding sentence, in each case unless each such other address is also indicated on Annex A hereto for such Grantor.

2.5 Location of Inventory and Equipment. All Inventory and Equipment (having a fair market value in excess of $250,000 with respect to Collateral comprising Equipment only) held on the date hereof, or held at any time during the four calendar months prior to the date hereof, by each Grantor, other than Inventory in transit or Equipment moved in the ordinary course of business, is located at one of the locations shown on Annex B hereto for such Grantor.

2.6 Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; Location; Organizational Identification Numbers; Federal Employer Identification Number; Changes Thereto; etc. As of the Initial Borrowing Date, the exact legal name of each Grantor, the type of organization of such Grantor, whether or not such Grantor is a Registered Organization, the jurisdiction of organization of such Grantor, such Grantor’s Location, the organizational identification number (if any) of such Grantor and the Federal Employer Identification Number of such Grantor (if any), is listed on Annex C hereto for such Grantor. Such Grantor shall not change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its jurisdiction of organization, its Location, its organizational identification number (if any) or its Federal Employer Identification Number (if any) from that used on Annex C hereto, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Secured Debt Agreements and so long as same do not involve (x) a Registered Organization ceasing to constitute same or (y) such Grantor changing its jurisdiction of organization or Location from the United States or a State thereof to a jurisdiction of organization or Location, as the case may be, outside the United States or a State thereof) if (i) it shall have given to the Collateral Agent not less than 5 Business Days’ prior written notice of each change to the information listed on Annex C (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Annex C which shall update all information contained therein for such Grantor, and (ii) in connection with the respective such change or changes, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected to the extent described in Section 2.1 and in full force and effect. In addition, to the extent that such Grantor does not have an organizational identification number on the date hereof and later obtains one, such Grantor shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby fully perfected to the extent described in Section 2.1 and in full force and effect.

2.7 Trade Names; Etc. Such Grantor has or operates in any jurisdiction under, or in the preceding five years has had or has operated in any jurisdiction under, no trade names, fictitious names or other names except its legal name as specified in Annex C and such other trade or fictitious names as are listed on Annex D hereto for such Grantor.

2.8 Certain Significant Transactions. During the one year period preceding the date of this Agreement, no Person shall have merged or consolidated with or into any Grantor, and no Person shall have liquidated into, or transferred all or substantially all of its assets to, any Grantor, in each case except the mergers and consolidations contemplated by the Transaction and the mergers and consolidations described in Annex E hereto. With respect to any transactions so described in Annex E hereto, the respective Grantor shall have furnished such information with respect to the Person (and the assets of the Person and locations thereof) which merged with or into or consolidated with such Grantor, or was liquidated into or transferred all or substantially all of its assets to such Grantor, and shall have furnished to the Collateral Agent such UCC lien searches as may have been reasonably requested with respect to such Person and its assets, to establish that no security interest (excluding Permitted Liens) continues perfected on the date hereof with respect to any Person described above (or the assets transferred to the respective Grantor by such Person), including without limitation pursuant to Section 9-316(a)(3) of the UCC.

2.9 As-Extracted Collateral; Timber-to-be-Cut. On the date hereof, such Grantor does not own, or expect to acquire, any property which constitutes, or would constitute, As-Extracted Collateral or Timber-to-be-Cut. If at any time after the date of this Agreement such Grantor owns, acquires or obtains rights to any As-Extracted Collateral or Timber-to-be-Cut, such Grantor shall concurrently with the delivery of the next Compliance Certificate provided under the Credit Agreement thereafter furnish the Collateral Agent with written notice thereof (which notice shall describe in reasonable detail the As-Extracted Collateral and/or Timber-to-be-Cut and the locations thereof) and shall take all actions as may be deemed reasonably necessary or desirable by the Collateral Agent to perfect the security interest of the Collateral Agent therein.

2.10 Collateral in the Possession of a Bailee. If any Inventory or other Goods, the aggregate fair market value of which is equal to or greater than $500,000, are at any time in the possession of a bailee, such Grantor shall concurrently with the delivery of the next Compliance Certificate provided under the Credit Agreement thereafter furnish the Collateral Agent with written notice thereof and, if requested by the Collateral Agent, shall use its reasonable efforts to promptly obtain an acknowledgment from such bailee, in form and substance reasonably satisfactory to the Collateral Agent, that the bailee holds such Collateral for the benefit of the Collateral Agent and shall act upon the instructions of the Collateral Agent, without the further consent of such Grantor. The Collateral Agent agrees with such Grantor that the Collateral Agent shall not give any such instructions unless an Event of Default has occurred and is continuing.

2.11 Recourse. This Agreement is made with full recourse to each Grantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Grantor contained herein, in the Secured Debt Agreements and otherwise in writing in connection herewith or therewith.

ARTICLE III

SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS;

INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL

3.1 [Reserved].

3.2 Maintenance of Records. Each Grantor will keep and maintain proper books and records of its Accounts and Contracts, in which full, true and correct entries in conformity with generally accepted accounting principles and all Requirements of Law shall be made of all such Accounts and Contracts, and such Grantor will make the same available on such Grantor’s premises to officers and designated representatives of the Collateral Agent for inspection in accordance with the terms and conditions set forth in the Credit Agreement. Upon the occurrence and during the continuance of an Event of Default and at the request of the Collateral Agent, such Grantor shall, at its own cost and expense, deliver all tangible evidence of its Accounts and Contract Rights (including, without limitation, all documents evidencing the Accounts and all Contracts) and such books and records to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor). Upon the occurrence and during the continuance of an Event of Default and if the Collateral Agent so requests, such Grantor shall legend, in form and manner satisfactory to the Collateral Agent, the Accounts and the Contracts, as well as books, records and documents (if any) of such Grantor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein.

3.3 Direction to Account Debtors; Contracting Parties; etc. Upon the occurrence and during the continuance of an Event of Default, after giving notice to the relevant Grantor of its intent to do so, if the Collateral Agent so directs any Grantor, such Grantor agrees (x) to cause all payments on account of the Accounts and Contracts to be made directly to the Cash Collateral Account, (y) that the Collateral Agent may, at its option, directly notify the obligors in its own name or in the name of others with respect to any Accounts and/or under any Contracts to make payments with respect thereto as provided in the preceding clause (x), and (z) that the Collateral Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Grantor; provided that, (x) any failure by the Collateral Agent to give or any delay in giving such notice to the relevant Grantor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section 3.3 and (y) no such notice shall be required if an Event of Default of the type described in Section 11.05 of the Credit Agreement has occurred and is continuing. Without notice to or assent by any Grantor, the Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts then in, or thereafter deposited in, the Cash Collateral Account toward the payment of the Obligations in the manner provided in Section 7.4 of this Agreement. The reasonable costs and expenses of collection (including reasonable attorneys’ fees), whether incurred by a Grantor or the Collateral Agent, shall be borne by the relevant Grantor. The Collateral Agent shall deliver a copy of each notice referred to in the preceding clause (y) to the relevant Grantor, provided that (x) the failure by the Collateral Agent to so notify such Grantor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section 3.3 and (y) no such notice shall be required if an Event of Default of the type described in Section 11.05 of the Credit Agreement has occurred and is continuing.

3.4 Modification of Terms; etc. Except in accordance with such Grantor’s ordinary course of business and consistent with reasonable business judgment or as permitted by Section 3.5 or as permitted by the Credit Documents, no Grantor shall rescind or cancel any indebtedness evidenced by any Account, or modify any material term thereof or make any material adjustment with respect thereto, or extend or renew the same, or compromise or settle any material dispute, claim, suit or legal proceeding relating thereto, or sell any Account, or interest therein, without the prior written consent of the Collateral Agent unless such rescissions, cancellations, modifications, adjustments, extensions, renewals, compromises, settlements, releases, or sales would not reasonably be expected to materially adversely affect the value of the Accounts constituting Collateral taken as a whole. Except as otherwise permitted by the Credit Documents, no Grantor will do anything to impair the rights of the Collateral Agent in the Accounts or Contracts.

3.5 Collection. Each Grantor shall endeavor in accordance with historical business practices to cause to be collected from the account debtor named in each of its Accounts or obligor under any Contract, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account or Contract, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account or under such Contract. Except as otherwise directed by the Collateral Agent after the occurrence and during the continuation of an Event of Default, any Grantor may allow in the ordinary course of business as adjustments to amounts owing under its Accounts and Contracts (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Grantor finds appropriate in accordance with reasonable business judgment, (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services or for other reasons which such Grantor finds appropriate in accordance with reasonable business judgment and (iii) any other adjustments necessary or desirable in the Grantor’s reasonable business judgment. The reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) of collection, whether incurred by a Grantor or the Collateral Agent, shall be borne by the relevant Grantor.

3.6 Instruments. If any Grantor at any time holds or acquires any Instrument constituting Collateral with a face value in excess of $500,000 individually (other than checks and other payment instruments received and collected in the ordinary course of business and promptly deposited into a Deposit Account), such Grantor shall, on or prior to the date of the required delivery of the Compliance Certificate pursuant to the Credit Agreement following such acquisition, notify the Collateral Agent thereof, and upon request by the Collateral Agent will promptly deliver such Instrument to the Collateral Agent appropriately endorsed to the order of the Collateral Agent, provided that, so long as no Event of Default shall have occurred and be continuing, such Grantor may retain for collection in the ordinary course of business any Instrument received by such Grantor in the ordinary course of business, and the Collateral Agent shall, promptly upon request of such Grantor, make appropriate arrangements for making any Instruments in its possession and pledged by such Grantor available to such Grantor for purposes of presentation, collection or renewal. If such Grantor retains possession of any Instruments pursuant to the terms hereof, upon request of the Collateral Agent, such Instrument shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interests of Deutsche Bank Trust Company Americas, as collateral agent, for the benefit of itself and certain Lenders.”.

3.7 Grantors Remain Liable Under Accounts. Anything herein to the contrary notwithstanding, the Grantors shall remain liable under each of the Accounts to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Accounts. Neither the Collateral Agent nor any other Secured Creditor shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such Account pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

3.8 Grantors Remain Liable Under Contracts. Anything herein to the contrary notwithstanding, the Grantors shall remain liable under each of the Contracts to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with and pursuant to the terms and provisions of each Contract. Neither the Collateral Agent nor any other Secured Creditor shall have any obligation or liability under any Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such Contract pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

3.9 Deposit Accounts; Etc. (a) No Grantor maintains, or at any time after the date of this Agreement shall establish or maintain, any demand, time, savings, passbook or similar account, except for such accounts maintained with a bank (as defined in Section 9-102 of the UCC) whose jurisdiction (determined in accordance with Section 9-304 of the UCC) is within a State of the United States and such existing accounts maintained by such Grantor on the date hereof with a bank whose jurisdiction is within a Province of Canada or the Commonwealth of Puerto Rico. Annex F hereto accurately sets forth, as of the date of this Agreement, for each Grantor, each Deposit Account maintained by such Grantor (including a description thereof and the respective account number), the name of the respective bank with which such Deposit Account is maintained, and the jurisdiction of the respective bank with respect to such Deposit Account. For each Deposit Account (other than the Excluded Deposit Accounts, the Cash Collateral Account or any other Deposit Account maintained with the Collateral Agent), the respective Grantor shall use reasonable efforts to cause the bank with which the Deposit Account is maintained to execute and deliver to the Collateral Agent, within 90 days (or such later date as the Collateral Agent may determine in its sole discretion) after the date of this Agreement or, if later, within 30 days of the time of the establishment of the respective Deposit Account, a “control agreement” in a form reasonably acceptable to the Collateral Agent. If any bank with which a Deposit Account (other than an Excluded Deposit Account) is maintained refuses to, or does not, enter into such a “control agreement”, then the respective Grantor shall promptly (and in any event within 90 days (or such later date as the Collateral Agent may determine in its sole discretion) after the date of this Agreement or, if later, 60 days after the establishment of such account (or such later date as the Collateral Agent may determine in its sole discretion)) close the respective Deposit Account and transfer all balances therein to the Cash Collateral Account or another Deposit Account meeting the requirements of this Section 3.9. If any bank with which a Deposit Account (other than an Excluded Deposit Account) is maintained refuses to enter into a “control agreement” on terms reasonably satisfactory to the Collateral Agent, then the Collateral Agent, at its option, may require that such Deposit Account be terminated in accordance with the immediately preceding sentence.

(b) After the date of this Agreement, no Grantor shall establish any new demand, time, savings, passbook or similar account, except for Excluded Deposit Accounts and Deposit Accounts established and maintained with banks and meeting the requirements of preceding clause (a). Within 30 days of the time (or such later date as the Collateral Agent may determine in its sole discretion) such Deposit Account is established, the appropriate “control agreement” shall be entered into in accordance with the requirements of preceding clause (a) and the respective Grantor shall furnish to the Collateral Agent a supplement to Annex F hereto containing the relevant information with respect to the respective Deposit Account and the bank with which same is established.

(c) The U.S. Borrower shall, and shall cause each of its Domestic Subsidiaries to, cause all amounts held in all Excluded Deposit Accounts of the type described in clause (4) of the definition of Excluded Deposit Account (such Excluded Deposit Accounts, “Petty Cash Accounts”) at the close of each Business Day in excess of $500,000 in the aggregate (but calculated to exclude monies on deposit in such Petty Cash Accounts reserved for the payment of checks (x) actually presented against the Petty Cash Accounts on such Business Day to the bank and/or banks with which the Petty Cash Accounts are maintained or (y) actually issued and mailed (or sent by overnight courier) by the U.S. Borrower or its relevant Domestic Subsidiary to a payee (to the extent not (i) subsequently voided or cancelled or (ii) outstanding and unpaid for a period in excess of 30 days from the date of such issuance) but for which no presentment has been made to the relevant bank or banks with which the Petty Cash Accounts are maintained) to be wired no later than the opening of business on each next succeeding Business Day directly into another Deposit Account of the U.S. Borrower or the relevant Domestic Subsidiary that is subject to a “control agreement” that complies with the requirements of this Section 3.9.

3.10 Letter-of-Credit Rights. If any Grantor is at any time a beneficiary under a letter of credit with a stated amount of $1,000,000 or more, such Grantor shall, on or prior to the date of the required delivery of the Compliance Certificate pursuant to the Credit Agreement following the creation of such letter of credit, notify the Collateral Agent thereof and, at the request of the Collateral Agent, such Grantor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, use its reasonable best efforts to (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in this Agreement after the occurrence and during the continuance of an Event of Default (it being understood that unless an Event of Default has occurred and is continuing such proceeds shall be released to such Grantor).

3.11 Commercial Tort Claims. All Commercial Tort Claims of each Grantor in existence on the date of this Agreement are described in Annex H hereto. If any Grantor shall at any time after the date of this Agreement hold or acquire a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $1,000,000 or more, such Grantor shall, on or prior to the date of the required delivery of the Compliance Certificate pursuant to the Credit Agreement following such acquisition, notify the Collateral Agent thereof in a writing signed by such Grantor and describing the details thereof and shall grant to the Collateral Agent in such writing a security interest therein (subject to Permitted Liens) and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

3.12 Chattel Paper. Upon the reasonable request of the Collateral Agent made at any time or from time to time, each Grantor shall, on or prior to the date of the required delivery of the Compliance Certificate pursuant to the Credit Agreement following such request, furnish to the Collateral Agent a list of all Electronic Chattel Paper held or owned by such Grantor. Furthermore, if requested by the Collateral Agent, each Grantor shall promptly take all actions which are reasonably practicable so that the Collateral Agent has “control” of all Electronic Chattel Paper in accordance with the requirements of Section 9-105 of the UCC. Each Grantor will promptly (and in any event within 10 days) following any reasonable request by the Collateral Agent, deliver all of its Tangible Chattel Paper with a value in excess of $500,000 to the Collateral Agent, provided that, so long as no Event of Default shall have occurred and be continuing, such Grantor may retain for collection in the ordinary course of business any Chattel Paper received by such Grantor in the ordinary course of business, and the Collateral Agent shall, promptly upon request of such Grantor, make appropriate arrangements for making any Chattel Paper in its possession and pledged by such Grantor available to such Grantor for purposes of presentation, collection or renewal. If such Grantor retains possession of any Chattel Paper pursuant to the terms hereof, upon request of the Collateral Agent, such Chattel Paper shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interests of Deutsche Bank Trust Company Americas, as collateral agent, for the benefit of itself and certain Lenders.”.

3.13 Further Actions. Each Grantor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps, including any and all actions as may be necessary or required under the Federal Assignment of Claims Act, relating to its Accounts, Contracts, Instruments and other property or rights which constitute Collateral, as the Collateral Agent may reasonably require for the purpose of obtaining or preserving the full benefits of the security interests, rights and powers herein granted.

ARTICLE IV

SPECIAL PROVISIONS CONCERNING TRADEMARKS AND DOMAIN NAMES

4.1 Additional Representations and Warranties. Each Grantor represents and warrants that it is the owner of the registered Marks and Domain Names listed in Annex I hereto for such Grantor and that said listed Marks and Domain Names include all United States marks and applications for United States marks registered or filed in the United States Patent and Trademark Office and all Domain Names that such Grantor owns. Each Grantor represents and warrants that it owns all Marks and Domain Names listed on Annex I hereto, except for such failure to own that has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Grantor further warrants that it has no knowledge of any third party claim received by it within the last twelve (12) months that any aspect of such Grantor’s present business operations infringes any trademark, service mark or trade name of any other Person other than as has not, and would not, reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Grantor represents and warrants that all U.S. trademark registrations and applications and Domain Name registrations listed in Annex I hereto have not been canceled or opposed and, to such Grantor’s knowledge, are valid and subsisting, and that such Grantor is not aware of any third-party claim that any of said registrations is invalid or unenforceable, and is not aware that there is any reason that any of said registrations is invalid or unenforceable, and is not aware that there is any reason that any of said applications will not mature into registrations. Each Grantor hereby grants to the Collateral Agent an absolute power of attorney to sign, solely upon the occurrence and during the continuance of an Event of Default, any document which may be required by the United States Patent and Trademark Office or Domain Name registrar in order to effect an absolute assignment of all right, title and interest in each Mark and/or Domain Name listed in Annex I hereto, and record the same.

4.2 Licenses and Assignments. Except as otherwise permitted by the Secured Debt Agreements, each Grantor hereby agrees not to divest itself of any right under any material Mark or material Domain Name absent prior written approval of the Collateral Agent.

4.3 Infringements. Each Grantor agrees, promptly upon learning thereof, to notify the Collateral Agent in writing of the name and address of, and to furnish such pertinent information that may be available to such Grantor with respect to, any party who such Grantor reasonably believes is infringing or diluting or otherwise violating any of such Grantor’s rights in and to any Mark or Domain Name in any manner that would reasonably be expected to have a Material Adverse Effect, or with respect to any party claiming that such Grantor’s use of any Mark or Domain Name material to such Grantor’s business violates in any material respect any intellectual property right of that party. Each Grantor further agrees to prosecute diligently in accordance with its reasonable business judgment, any Person infringing any Mark or Domain Name owned by it in any manner that would reasonably be expected to have a Material Adverse Effect.

4.4 Preservation of Marks and Domain Names. Each Grantor agrees to use its Marks and Domain Names that are material to such Grantor’s business in interstate commerce during the time in which this Agreement is in effect to the extent required by the laws of the United States to maintain its rights in such Mark or Domain Name and to take all such other actions as are reasonably necessary to preserve such Marks as trademarks or service marks under the laws of the United States (other than any such Marks that are no longer used or useful in its business or operations).

4.5 Maintenance of Registration. Each Grantor shall, at its own expense, diligently process all documents reasonably required to maintain all Mark and/or Domain Name registrations, including but not limited to affidavits of use and applications for renewals of registration in the United States Patent and Trademark Office for all of its material registered Marks, and shall pay all fees and disbursements in connection therewith and shall not abandon any such filing of affidavit of use or any such application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Collateral Agent, not to be unreasonably withheld (other than with respect to registrations and applications deemed by such Grantor in its reasonable business judgment to be no longer prudent to pursue).

4.6 Future Registered Marks and Domain Names. If any Mark registration is issued hereafter to any Grantor as a result of any application now or hereafter pending before the United States Patent and Trademark Office or any Domain Name is registered by Grantor, within 60 days of receipt of such certificate or similar indicia of ownership, such Grantor shall deliver to the Collateral Agent a copy of such registration certificate or similar indicia of ownership, and a grant of a security interest in such Mark and/or Domain Name, to the Collateral Agent and at the expense of such Grantor, confirming the grant of a security interest in such Mark and/or Domain Name to the Collateral Agent hereunder, the form of such security to be substantially in the form of Annex L hereto or in such other form as may be reasonably satisfactory to the Collateral Agent.

4.7 Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent may, by written notice to the relevant Grantor, take any or all of the following actions: (i) declare the entire right, title and interest of such Grantor in and to each of the Marks and Domain Names, together with all trademark rights and rights of protection to the same, vested in the Collateral Agent for the benefit of the Secured Creditors, in which event such right, title and interest shall immediately vest, in the Collateral Agent for the benefit of the Secured Creditors, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 4.1 hereof to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency or registrar; (ii) take and use or sell the Marks or Domain Names and the goodwill of such Grantor’s business symbolized by the Marks or Domain Names and the right to carry on the business and use the assets of such Grantor in connection with which the Marks or Domain Names have been used (provided that any license shall be subject to reasonable quality control); and (iii) direct such Grantor to refrain, in which event such Grantor shall refrain, from using the Marks or Domain Names in any manner whatsoever, directly or indirectly, and such Grantor shall execute such further documents that the Collateral Agent may reasonably request to further confirm this and to transfer ownership of the Marks or Domain Names owned by it and registrations and any pending trademark applications in the United States Patent and Trademark Office or applicable Domain Name registrar therefor to the Collateral Agent.

ARTICLE V

SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND TRADE SECRETS

5.1 Additional Representations and Warranties. Each Grantor represents and warrants that it is the owner of all rights in (i) all Trade Secret Rights, (ii) the Patents listed in Annex J hereto for such Grantor and that said Patents include all the United States patents and applications for United States patents that such Grantor owns as of the date hereof and (iii) the Copyrights listed in Annex K hereto for such Grantor and that said Copyrights include all the United States copyrights registered with the United States Copyright Office and applications to United States copyrights that such Grantor owns as of the date hereof. Each Grantor further warrants that it has no knowledge of any third party claim received by it within the past twelve (12) months that any aspect of such Grantor’s present business operations infringes any patent or copyright of any other Person or such Grantor has misappropriated any Trade Secret or proprietary information which, either individually or in the aggregate, has, or would reasonably be expected to have, a Material Adverse Effect. Each Grantor hereby grants to the Collateral Agent an absolute power of attorney to sign, solely upon the occurrence and during the continuance of any Event of Default, any document which may be required by the United States Patent and Trademark Office or the United States Copyright Office in order to effect an absolute assignment of all right, title and interest in each Patent listed in Annex J or Copyright listed in Annex K, or any other issued or applied-for United States patent or registered or applied-for United States copyright hereinafter owned by such Grantor, and to record the same.

5.2 Licenses and Assignments. Except as otherwise permitted by the Secured Debt Agreements, each Grantor hereby agrees not to divest itself of any right under any material Patent or material Copyright absent prior written approval of the Collateral Agent.

5.3 Infringements. Each Grantor agrees, promptly upon learning thereof, to furnish the Collateral Agent in writing with all pertinent information available to such Grantor with respect to any infringement, contributing infringement or active inducement to infringe or other violation of such Grantor’s rights in any Patent or Copyright or to any claim that the practice of any Patent or use of any Copyright by such Grantor violates any intellectual property right of a third party, or with respect to any misappropriation of any Trade Secret Right by such Grantor or any claim that practice of any Trade Secret Right by such Grantor violates any intellectual property right of a third party, in each case, in any manner which, either individually or in the aggregate, has, or would reasonably be expected to have, a Material Adverse Effect. Each Grantor further agrees, absent direction of the Collateral Agent to the contrary, to diligently prosecute, in accordance with its reasonable business judgment, any Person infringing any Patent owned by it or Copyright or any Person misappropriating any Trade Secret Right, in each case to the extent that such infringement or misappropriation, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.4 Maintenance of Patents or Copyrights. At its own expense, each Grantor shall make timely payment of all post-issuance fees required to maintain in force its rights under each issued Patent or registered Copyright, absent prior written consent of the Collateral Agent (other than any such Patents or Copyrights that are no longer used or are deemed by such Grantor in its reasonable business judgment to no longer be useful in its business or operations).

5.5 Prosecution of Patent or Copyright Applications. At its own expense, each Grantor shall diligently prosecute all material applications for (i) United States Patents listed in Annex J hereto and (ii) Copyrights listed on Annex K hereto, in each case for such Grantor and shall not abandon any such application prior to exhaustion of all administrative and judicial remedies (other than applications that are deemed by such Grantor in its reasonable business judgment to no longer be necessary in the conduct of the Grantor’s business), absent written consent of the Collateral Agent not to be unreasonably withheld.

5.6 Other Patents and Copyrights. Within 30 days of the acquisition or issuance of a United States Patent, registration of a Copyright, or acquisition of a registered Copyright, or of filing of an application for a United States Patent or Copyright, the relevant Grantor shall deliver to the Collateral Agent a copy of said Copyright or Patent, or certificate or registration of, or application therefor, as the case may be, with a grant of a security interest as to such Patent or Copyright, as the case may be, to the Collateral Agent and at the expense of such Grantor, confirming the grant of a security interest, the form of such grant of a security interest to be substantially in the form of Annex M or N hereto, as appropriate, or in such other form as may be reasonably satisfactory to the Collateral Agent.

5.7 Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent may, by written notice to the relevant Grantor, take any or all of the following actions: (i) declare the entire right, title, and interest of such Grantor in each of the Patents, Copyrights and Trade Secret Rights vested in the Collateral Agent for the benefit of the Secured Creditors, in which event such right, title, and interest shall immediately vest in the Collateral Agent for the benefit of the Secured Creditors, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 5.1 hereof to execute, cause to be acknowledged and notarized and to record said absolute assignment with the applicable agency; (ii) take and practice or sell the Patents, Copyrights and Trade Secrets, in each case, owned by such Grantor, and exercise any other rights vested in the Patents, Copyrights and Trade Secrets pursuant to Section 5.7(i) above; and (iii) direct such Grantor to refrain, in which event such Grantor shall refrain, from practicing the Patents and using the Copyrights and the Trade Secrets directly or indirectly, and such Grantor shall execute such further documents as the Collateral Agent may reasonably request further to confirm this and to transfer ownership of the Patents, Copyrights and Trade Secrets, in each case owned by it, to the Collateral Agent for the benefit of the Secured Creditors.

ARTICLE VI

PROVISIONS CONCERNING ALL COLLATERAL

6.1 Protection of Collateral Agent’s Security. Except as otherwise permitted by the Secured Debt Agreements, each Grantor will do nothing to impair the rights of the Collateral Agent in the Collateral. Each Grantor or an affiliate on behalf of such Grantor will at all times maintain insurance, at such Grantor’s own expense to the extent and in the manner provided in the Secured Debt Agreements. If any Event of Default shall have occurred and be continuing, the Collateral Agent shall, at the time any proceeds of such insurance are distributed to the Secured Creditors, apply such proceeds in accordance with Section 7.4 hereof. Each Grantor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Grantor to pay the Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Grantor.

6.2 Warehouse Receipts Non-Negotiable. To the extent practicable, each Grantor agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its Inventory, such Grantor shall request that such warehouse receipt or receipt in the nature thereof shall not be “negotiable” (as such term is used in Section 7-104 of the Uniform Commercial Code as in effect in any relevant jurisdiction or under other relevant law).

6.3 Additional Information. Each Grantor will, at its own expense, from time to time upon the reasonable request of the Collateral Agent, promptly furnish to the Collateral Agent such information with respect to the Collateral (including the identity of the Collateral or such components thereof as may have been reasonably requested by the Collateral Agent, the value and location of such Collateral, etc.) as may be requested by the Collateral Agent. Without limiting the forgoing, each Grantor agrees that it shall promptly furnish to the Collateral Agent such updated Annexes hereto as may from time to time be reasonably requested by the Collateral Agent.

6.4 Further Actions. Each Grantor will, at its own expense and upon the reasonable request of the Collateral Agent, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which the Collateral Agent deems reasonably appropriate or advisable to perfect, preserve or protect its security interest in the Collateral at least to the extent described in Section 2.1.

6.5 Financing Statements. Each Grantor agrees to deliver to the Collateral Agent such financing statements, in form reasonably acceptable to the Collateral Agent, as the Collateral Agent may from time to time reasonably request to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and for the purpose of obtaining and preserving the full benefits of the other rights and security contemplated hereby at least to the extent described in Section 2.1. Each Grantor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral. Each Grantor hereby authorizes the Collateral Agent to file any such financing statements without the signature of such Grantor where permitted by law (and such authorization includes describing the Collateral as “all assets and all personal property whether now owned or hereafter acquired” of such Grantor).

ARTICLE VII

REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

7.1 Remedies; Obtaining the Collateral Upon Default. Each Grantor agrees that, if any Event of Default shall have occurred and be continuing, then and in every such case, the Collateral Agent, in addition to any rights now or hereafter existing under applicable law and under the other provisions of this Agreement, shall have all rights as a secured creditor under any UCC, and such additional rights and remedies to which a secured creditor is entitled under the laws in effect in all relevant jurisdictions and may:

(i) personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from such Grantor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon such Grantor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Grantor;

(ii) instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Accounts and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent and may exercise any and all remedies of such Grantor in respect of such Collateral;

(iii) instruct all banks which have entered into a control agreement with the Collateral Agent to transfer all monies, securities and instruments held by such depositary bank to the Cash Collateral Account; it being understood and agreed that unless an Event of Default has occurred and is continuing, the Collateral Agent shall not deliver to such banks a Notice of Exclusive Control under, and as defined in, the respective “control agreement” relating thereto;

(iv) sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section 7.2 hereof, or direct such Grantor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;

(v) take possession of the Collateral or any part thereof, by directing such Grantor in writing to deliver the same to the Collateral Agent at any reasonable place or places designated by the Collateral Agent, in which event such Grantor shall at its own expense:

(x) forthwith cause the same to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent;

(y) store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 7.2 hereof; and

(z) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in good condition;

(vi) license or sublicense, whether on an exclusive or nonexclusive basis, any Marks (subject to reasonable quality control), Domain Names, Patents or Copyrights included in the Collateral for such term and on such conditions and in such manner as the Collateral Agent shall in its sole judgment determine;

(vii) apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 7.4; and

(viii) take any other action as specified in clauses (1) through (5), inclusive, of Section 9-607 of the UCC;

it being understood that each Grantor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Grantor of said obligation. By accepting the benefits of this Agreement and each other Security Document, the Secured Creditors expressly acknowledge and agree that this Agreement and each other Security Document may be enforced only by the action of the Collateral Agent acting upon the instructions of the Required Secured Creditors and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent or the holders of at least a majority of the outstanding Other Obligations, as the case may be, for the benefit of the Secured Creditors upon the terms of this Agreement and the other Security Documents.

7.2 Remedies; Disposition of the Collateral. To the extent permitted by applicable law, if any Event of Default shall have occurred and be continuing, then any Collateral repossessed by the Collateral Agent under or pursuant to Section 7.1 hereof and any other Collateral whether or not so repossessed by the Collateral Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair at the expense of the relevant Grantor which the Collateral Agent shall determine to be commercially reasonable. Any such sale, lease or other disposition may be effected by means of a public disposition or private disposition, effected in accordance with the applicable requirements (in each case if and to the extent applicable) of Sections 9-610 through 9-613 of the UCC and/or such other mandatory requirements of applicable law as may apply to the respective disposition. The Collateral Agent may, without notice or publication, adjourn any public or private disposition or cause the same to be adjourned from time to time by announcement at the time and place fixed for the disposition, and such disposition may be made at any time or place to which the disposition may be so adjourned. To the extent permitted by any such requirement of law, the Collateral Agent may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 7.2 without accountability to the relevant Grantor. Each Grantor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Grantor’s expense.

7.3 Waiver of Claims. Except as otherwise provided in this Agreement, EACH GRANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR THE COLLATERAL AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and each Grantor hereby further waives, to the extent permitted by law:

(a) all damages occasioned by such taking of possession or any such disposition except any damages which are the direct result of the Collateral Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);

(b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder; and

(c) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Grantor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against such Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Grantor.

7.4 Application of Proceeds. (a) All moneys collected by the Collateral Agent (or, to the extent the Pledge Agreement or any other Security Document requires proceeds of collateral under such other Security Document to be applied in accordance with the provisions of this Agreement, the Pledgee under, and as defined in, the Pledge Agreement, or collateral agent under such other Security Document) upon any sale or other disposition of the Collateral (or the collateral under the relevant Security Document), together with all other moneys received by the Collateral Agent hereunder (or under the relevant Security Document), in each case, as a result of the exercise of remedies by the Collateral Agent after the occurrence and during the continuance of an Event of Default, shall be applied as follows:

(i) first, to the payment of all amounts owing the Collateral Agent of the type described in clauses (iii), (iv) and (v) of the definition of “Obligations”;

(ii) second, to the extent proceeds remain after the application pursuant to the preceding clause (i), to the payment of all amounts owing to any Agent of the type described in clauses (v) and (vi) of the definition of “Obligations”;

(iii) third, but subject to the provisions of the following clauses (f) and (g) of this Section 7.4, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), an amount equal to the outstanding Primary U.S. Borrower Obligations shall be paid to the Secured Creditors as provided in Section 7.4(d) hereof, with each Secured Creditor receiving an amount equal to its outstanding Primary U.S. Borrower Obligations or, if the proceeds are insufficient to pay in full all such Primary U.S. Borrower Obligations, its Pro Rata Share of the amount remaining to be distributed;

(iv) fourth, but subject to the provisions of the following clauses (f) and (g) of this Section 7.4, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), an amount equal to the outstanding Primary Canadian Borrower Obligations shall be paid to the Secured Creditors as provided in Section 7.4(d) hereof, with each Secured Creditor receiving an amount equal to its outstanding Primary Canadian Borrower Obligations or, if the proceeds are insufficient to pay in full all such Primary Canadian Borrower Obligations, its Pro Rata Share of the amount remaining to be distributed;

(v) fifth, but subject to the provisions of clauses (f) and (g) of this Section 7.4, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iv), inclusive, an amount equal to the outstanding Secondary U.S. Borrower Obligations shall be paid to the Secured Creditors as provided in Section 7.4(d) hereof, with each Secured Creditor receiving an amount equal to its outstanding Secondary U.S. Borrower Obligations or, if the proceeds are insufficient to pay in full all such Secondary U.S. Borrower Obligations, its Pro Rata Share of the amount remaining to be distributed;

(vi) sixth, but subject to the provisions of clauses (f) and (g) of this Section 7.4, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (v), inclusive, an amount equal to the outstanding Secondary Canadian Borrower Obligations shall be paid to the Secured Creditors as provided in Section 7.4(d) hereof, with each Secured Creditor receiving an amount equal to its outstanding Secondary Canadian Borrower Obligations or, if the proceeds are insufficient to pay in full all such Secondary Canadian Borrower Obligations, its Pro Rata Share of the amount remaining to be distributed;

(vii) seventh, but subject to the provisions of clauses (f) and (g) of this Section 7.4, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (vi), inclusive, ratably to any then remaining unpaid Obligations; and

(viii) eighth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (vii), inclusive, and following the termination of this Agreement pursuant to Section 10.8(a) hereof, to the relevant Grantor or to whomever may be lawfully entitled to receive such surplus.

(b) For purposes of this Agreement, (i) “Pro Rata Share” shall mean, when calculating a Secured Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Creditor’s Primary U.S. Borrower Obligations, Primary Canadian Borrower Obligations, Secondary U.S. Borrower Obligations or Secondary Canadian Borrower Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary U.S. Borrower Obligations, Primary Canadian Borrower Obligations, Secondary U.S. Borrower Obligations or Secondary Canadian Borrower Obligations, as the case may be, (ii) “Primary Obligations” shall mean (x) in the case of the Credit Document Obligations, all unpaid principal (or, Face Amount, as applicable) of, premium, if any, fees and interest on, all Loans, all Unpaid Drawings, the Stated Amount of all outstanding Letters of Credit and all Fees and (y) in the case of the Other Obligations, all amounts due under each Interest Rate Protection Agreement and Other Hedging Agreement with an Other Creditor (other than indemnities, fees (including, without limitation, attorneys’ fees) and similar obligations and liabilities), (iii) “Secondary Obligations” shall mean all Obligations other than Primary Obligations, (iv) “Primary U.S. Borrower Obligations” shall mean all Primary Obligations which are also U.S. Borrower Obligations, (v) “Secondary U.S. Borrower Obligations” shall mean all Secondary Obligations which are also U.S. Borrower Obligations, (vi) “Primary Canadian Borrower Obligations” shall mean all Primary Obligations which are also Canadian Borrower Obligations and (vii) “Canadian Borrower Secondary Obligations” shall mean all Secondary Obligations which are also Canadian Borrower Secondary Obligations.

(c) Each of the Secured Creditors, by their acceptance of the benefits hereof and of the other Security Documents, agrees and acknowledges that if the Lender Creditors receive a distribution on account of undrawn amounts with respect to Letters of Credit issued under the Credit Agreement (which shall only occur after all Loans and Unpaid Drawings constituting Primary U.S. Borrower Obligations or Primary Canadian Borrower Obligations, as the case may be, have been paid in full), such amounts shall be paid to the Administrative Agent under the Credit Agreement and held by it, for the equal and ratable benefit of the respective Lender Creditors, as cash security for the repayment of Obligations owing to the Lender Creditors as such. If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit under the Credit Agreement constituting Primary U.S. Borrower Obligations or Primary Canadian Borrower Obligations, as the case may be, and after the application of all such cash security to the repayment of all Obligations owing to the respective Lender Creditors after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be returned by the Administrative Agent to the Collateral Agent for distribution in accordance with Section 7.4(a) hereof.

(d) All payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Administrative Agent for the account of the Lender Creditors and (y) if to the Other Creditors, to the trustee, paying agent or other similar representative (each, a “Representative”) for the Other Creditors or, in the absence of such a Representative, directly to the Other Creditors.

(e) For purposes of applying payments received in accordance with this Section 7.4, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent and (ii) the Representative or, in the absence of such a Representative, upon the Other Creditors for a determination (which the Administrative Agent, each Representative and the Other Creditors agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Primary U.S. Borrower Obligations, Primary Canadian Borrower Obligations, Secondary Canadian Borrower Obligations and Secondary Canadian Borrower Obligations owed to the Lender Creditors or the Other Creditors, as the case may be. Unless it has received written notice from a Lender Creditor or an Other Creditor to the contrary, the Administrative Agent and each Representative, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding. Unless it has written notice from an Other Creditor to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Interest Rate Protection Agreements or Other Hedging Agreements are in existence.

(f) Notwithstanding anything to the contrary contained above, to the extent monies or proceeds to be applied pursuant to this Section 7.4 consist of proceeds received from a sale or other disposition of Excess Exempted Foreign Entity Voting Stock, such proceeds will be applied as otherwise required above in this Section 7.4, but for this purpose treating the outstanding Primary Obligations and Secondary Obligations as only those obligations secured by the Excess Exempted Foreign Entity Voting Stock in accordance with the provisions of clause (x) to the proviso appearing at the end of Section 3.1 of the Pledge Agreement. In determining whether any Excess Exempted Foreign Entity Voting Stock has been sold or otherwise disposed of, the Collateral Agent shall treat any sale or disposition of Voting Stock of any Exempted Foreign Entity as first being a sale of Voting Stock which is not Excess Exempted Foreign Entity Voting Stock until such time as the stock sold represents 65% of the total combined voting power of all classes of Voting Stock of the respective Exempted Foreign Entity and, after such threshold has been met, any further sales of Voting Stock of the respective Exempted Foreign Entity shall be treated as sales of Excess Exempted Foreign Entity Voting Stock.

(g) Notwithstanding anything to the contrary contained above, to the extent monies or proceeds to be applied pursuant to this Section 7.4 consist of proceeds received under any Foreign Security Document, such proceeds will be applied as otherwise required above in this Section 7.4, but for this purpose (x) reversing clauses (iii) and (iv) above (thereby treating clause (iv) as if it were the third priority of distribution, and treating clause (iii) as if it were the fourth priority of distribution) and reversing clauses (v) and (vi) above (thereby treating clause (vi) above as if it were the fifth priority of distribution and treating clause (v) above as if it were the sixth priority distribution), in each case mutatis mutandis and with any necessary reference changes (to clauses, etc.) and (y) treating the outstanding Primary Obligations and Secondary Obligations as only those obligations secured by the respective Foreign Security Document.

(h) It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.

7.5 Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given to the Collateral Agent under this Agreement, the other Secured Debt Agreements or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence thereof. No notice to or demand on any Grantor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand. In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover reasonable expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.

7.6 Discontinuance of Proceedings. In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the relevant Grantor, the Collateral Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.

ARTICLE VIII

INDEMNITY

8.1 Indemnity. (a) Each Grantor jointly and severally agrees to indemnify, reimburse and hold harmless the Collateral Agent, each other Secured Creditor and their respective successors, assigns, officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (hereinafter in this Section 8.1 referred to individually as “Indemnitee,” and collectively as “Indemnitees”) from and against any and all liabilities, obligations (including removal and remedial actions), losses, damages, penalties, claims, actions, judgments, suits and any and all costs, expenses or disbursements (including reasonable attorneys’ fees and expenses but excluding Taxes that are governed exclusively by Sections 2.10, 3.06 and 5.04 of the Credit Agreement) (for the purposes of this Section 8.1 the foregoing are collectively called “Indemnified Liabilities”) of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Agreement, any other Secured Debt Agreement or any other document executed in connection herewith or therewith or in any other way connected with the administration of the transactions contemplated hereby or thereby or the enforcement of any of the terms of, or the preservation of any rights under any thereof, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable), the violation of the laws of any country, state or other governmental body or unit, any tort (including, without limitation, claims arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage), or contract claim; provided that no Indemnitee shall be indemnified pursuant to this Section 8.1(a) for Indemnified Liabilities to the extent caused by the gross negligence or willful misconduct of respective Indemnitee, any Affiliate of such Indemnitee, or any of their respective directors, officers, employees, representatives, agents, Affiliates, trustees or investment advisors (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Grantor agrees that upon written notice by any Indemnitee of the assertion of such Indemnified Liabilities, the relevant Grantor shall assume full responsibility for the defense thereof. Each Indemnitee agrees to use its best efforts to promptly notify the relevant Grantor of any such assertion of which such Indemnitee has knowledge.

(b) Without limiting the application of Section 8.1(a) hereof, each Grantor agrees, jointly and severally, to pay or reimburse the Collateral Agent for any and all reasonable documented out-of-pocket fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the Collateral Agent’s Liens on, and security interest in, the Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Collateral Agent’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral.

(c) Without limiting the application of Section 8.1(a) or (b) hereof, each Grantor agrees, jointly and severally, to pay, indemnify and hold each Indemnitee harmless from and against any loss, costs, damages and expenses which such Indemnitee may suffer, expend or incur in consequence of or growing out of any misrepresentation by any Grantor in this Agreement, any other Secured Debt Agreement or in any writing contemplated by or made or delivered pursuant to or in connection with this Agreement or any other Secured Debt Agreement.

(d) If and to the extent that the obligations of any Grantor under this Section 8.1 are unenforceable for any reason, such Grantor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

8.2 Indemnity Obligations Secured by Collateral; Survival. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Obligations secured by the Collateral. The indemnity obligations of each Grantor contained in this Article VIII shall continue in full force and effect notwithstanding the full payment of all of the other Obligations and notwithstanding the full payment of all the Notes issued, and Loans made, under the Credit Agreement, the termination of all Letters of Credit issued under the Credit Agreement, the termination of all Interest Rate Protection Agreements and Other Hedging Agreements entered into with the Other Creditors and the payment of all other Obligations and notwithstanding the discharge thereof and the occurrence of the Termination Date.

ARTICLE IX

DEFINITIONS

The following terms shall have the meanings herein specified. Such definitions shall be equally applicable to the singular and plural forms of the terms defined.

“Account” shall mean any “account” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Administrative Agent” shall have the meaning provided in the recitals of this Agreement.

“Agreement” shall mean this Security Agreement as the same may be amended, modified, restated and/or supplemented from time to time in accordance with its terms.

“As-Extracted Collateral” shall mean “as-extracted collateral” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Grantor” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower” and “Borrowers” shall have the meaning provided in the recitals of this Agreement.

“Canadian Borrower” shall have the meaning provided in the recitals of this Agreement.

“Canadian Borrower Obligations” shall mean all Obligations of the Canadian Borrower and any guarantees thereof (including by U.S. Credit Parties) pursuant to the Guaranties or pursuant to any other Credit Document.

“Cash Collateral Account” shall mean a non-interest bearing cash collateral account maintained with, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Creditors.

“Chattel Paper” shall mean “chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York. Without limiting the foregoing, the term “Chattel Paper” shall in any event include all Tangible Chattel Paper and all Electronic Chattel Paper.

“Class” shall have the meaning provided in Section 10.2 of this Agreement.

“Collateral” shall have the meaning provided in Section 1.1(a) of this Agreement.

“Collateral Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Commercial Tort Claims” shall mean “commercial tort claims” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Contract Rights” shall mean all rights of any Grantor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” shall mean all contracts between any Grantor and one or more additional parties (including, without limitation, any Interest Rate Protection Agreements, Other Hedging Agreements, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements, and settlement agreements).

“Copyrights” shall mean any United States or foreign copyright now or hereafter owned by any Grantor, including any registrations of any copyrights, in the United States Copyright Office or any foreign equivalent office, as well as any application for a copyright registration now or hereafter made with the United States Copyright Office or any foreign equivalent office by any Grantor.

“Credit Agreement” shall have the meaning provided in the recitals of this Agreement.

“Credit Document Obligations” shall have the meaning provided in the definition of “Obligations” in this Article IX.

“Deposit Accounts” shall mean all “deposit accounts” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Documents” shall mean “documents” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Domain Names” shall mean all Internet domain names and associated URL addresses in or to which any Grantor now or hereafter has any right, title or interest.

“Electronic Chattel Paper” shall mean “electronic chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Equipment” shall mean any “equipment” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles now or hereafter owned by any Grantor and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Event of Default” shall mean (x) at any time prior to the time at which all Credit Document Obligations have been paid in full (other than unasserted contingent indemnification obligations) and all Commitments and Letters of Credit under the Credit Agreement have been terminated, any Event of Default under, and as defined in, the Credit Agreement and (y) at any time thereafter, any payment default on any of the Obligations after the expiration of any applicable grace period.

“Excess Exempted Foreign Entity Voting Stock” shall have the meaning provided in the Pledge Agreement.

“Excluded Deposit Accounts” shall mean (1) any payroll account, (2) any withholding tax, benefits, escrow, trust, customs or any other fiduciary account, (3) any zero balance Deposit Account, provided the amount on deposit therein does not exceed the amount necessary to cover outstanding checks, amounts necessary to maintain minimum deposit requirements and amounts necessary to pay the depositary institution’s fees and expenses, and (4) each other Deposit Account which is (i) designated by the U.S. Borrower in writing to the Collateral Agent as an “Excluded Deposit Account” and (ii) approved in writing as an “Excluded Deposit Account” by the Collateral Agent in its sole discretion (it being understood and agreed that it is the intention of the parties hereto that the amounts on deposit in such Deposit Accounts at the end of each Business Day shall not exceed $500,000 in the aggregate (as calculated in the manner as set forth in Section 3.9(c), although (subject to Section 3.9(c)) any departure from this intention shall not in and of itself constitute a breach of this Agreement).

“Exempted Foreign Entity” shall have the meaning provided in the Pledge Agreement.

“General Intangibles” shall mean “general intangibles” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Goods” shall mean “goods” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Holdings” shall have the meaning provided in the recitals hereto.

“Indemnitee” shall have the meaning provided in Section 8.1(a) of this Agreement.

“Instrument” shall mean “instruments” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Inventory” shall mean merchandise, inventory and goods, and all additions, substitutions and replacements thereof and all accessions thereto, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same, in all stages of production from raw materials through work in process to finished goods, and all products and proceeds of whatever sort and wherever located any portion thereof which may be returned, rejected, reclaimed or repossessed by the Collateral Agent from any Grantor’s customers, and shall specifically include all “inventory” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Investment Property” shall mean “investment property” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Lender Creditors” shall have the meaning provided in the recitals of this Agreement.

“Lenders” shall have the meaning provided in the recitals of this Agreement.

“Letter-of-Credit Rights” shall mean “letter-of-credit rights” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Location” of any Grantor, shall mean such Grantor’s “location” as determined pursuant to Section 9-307 of the UCC.

“Marks” shall mean all right, title and interest in and to any trademarks, service marks and trade names now held or hereafter acquired by any Grantor, including any registration or application for registration of any trademarks and service marks now held or hereafter acquired by any Grantor (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed in, and accepted by, the United States Patent and Trademark Office), which are registered or filed in the United States Patent and Trademark Office or the equivalent thereof in any state of the United States or any equivalent foreign office or agency, as well as any unregistered trademarks and service marks used by a Grantor and any trade dress including logos, designs, fictitious business names and other business identifiers used by any Grantor.

“Obligations” shall mean and include, as to any Grantor, all of the following:

(i) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal (or, Face Amount, as applicable), premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Grantor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), reimbursement obligations under Letters of Credit, fees, costs and indemnities) of such Grantor to the Lender Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement and the other Credit Documents to which such Grantor is a party (including, without limitation, in the event such Grantor is a Guarantor, all such obligations, liabilities and indebtedness of such Grantor under its Guaranty) and the due performance and compliance by such Grantor with all of the terms, conditions and agreements contained in the Credit Agreement and in such other Credit Documents (all such obligations, liabilities and indebtedness under this clause (i), except to the extent consisting of obligations or indebtedness with respect to Interest Rate Protection Agreements or Other Hedging Agreements, being herein collectively called the “Credit Document Obligations”);

(ii) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Grantor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by such Grantor to the Other Creditors, now existing or hereafter incurred under, arising out of or in connection with any Interest Rate Protection Agreement or Other Hedging Agreement, whether such Interest Rate Protection Agreement or Other Hedging Agreement is now in existence or hereinafter arising (including, without limitation, in the case of a Grantor that is a Guarantor, all obligations, liabilities and indebtedness of such Grantor under its Guaranty in respect of the Interest Rate Protection Agreements and Other Hedging Agreements), and the due performance and compliance by such Grantor with all of the terms, conditions and agreements contained in each such Interest Rate Protection Agreement and Other Hedging Agreement (all such obligations, liabilities and indebtedness under this clause (ii) being herein collectively called the “Other Obligations”);

(iii) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral;

(iv) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of such Grantor referred to in clauses (i) and (ii) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs;

(v) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 8.1 of this Agreement; and

(vi) all amounts owing to any Agent pursuant to any of the Credit Documents in its capacity as such;

it being acknowledged and agreed that the “Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement.

“Ordinary Course Transferees” shall mean: (i) with respect to Goods only, buyers in the ordinary course of business and lessees in the ordinary course of business to the extent provided in Section 9-320(a) and 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction, (ii) with respect to General Intangibles only, licensees in the ordinary course of business to the extent provided in Section 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction and (iii) any other Person who is entitled to take free of the Lien pursuant to the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Other Creditors” shall have the meaning provided in the recitals of this Agreement.

“Other Obligations” shall have the meaning provided in the definition of “Obligations” in this Article IX.

“Patents” shall mean any patent in or to which any Grantor now or hereafter has any right, title or interest therein, and any divisions, continuations (including, but not limited to, continuations-in-parts) and improvements thereof, as well as any application for a patent now or hereafter made by any Grantor.

“Permits” shall mean, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permits, rights, orders, variances, franchises or authorizations of or from any governmental authority or agency.

“Primary Canadian Borrower Obligations” shall have the meaning provided in Section 7.4(b) of this Agreement.

“Primary Obligations” shall have the meaning provided in Section 7.4(b) of this Agreement.

“Primary U.S. Borrower Obligations” shall have the meaning provided in Section 7.4(b) of this Agreement.

“Pro Rata Share” shall have the meaning provided in Section 7.4(b) of this Agreement.

“Proceeds” shall mean all “proceeds” as such term is defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or any Grantor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Registered Organization” shall have the meaning provided in the Uniform Commercial Code as in effect in the State of New York.

“Representative” shall have the meaning provided in Section 7.4(d) of this Agreement.

“Required Secured Creditors” shall mean (i) at any time when any Credit Document Obligations are outstanding or any Commitments under the Credit Agreement exist, the Required Lenders (or, to the extent provided in Section 13.12 of the Credit Agreement, each of the Lenders) and (ii) at any time after all of the Credit Document Obligations (other than unasserted contingent indemnification obligations) have been paid in full and all Commitments under the Credit Agreement have been terminated and no further Commitments may be provided thereunder, the holders of a majority of the Other Obligations.

“Secondary Canadian Borrower Obligations” shall have the meaning provided in Section 7.4(b) of this Agreement.

“Secondary Obligations” shall have the meaning provided in Section 7.4(b) of this Agreement.

“Secondary U.S. Borrower Obligations” shall have the meaning provided in Section 7.4(b) of this Agreement.

“Secured Creditors” shall have the meaning provided in the recitals of this Agreement.

“Secured Debt Agreements” shall mean and include this Agreement, the other Credit Documents and the Interest Rate Protection Agreements and Other Hedging Agreements entered into with an Other Creditor.

“Software” shall mean “software” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Specified Assets” shall mean the following property and assets of such Grantor:

(i) Equipment constituting Fixtures or Vehicles;

(ii) Accounts or receivables arising therefrom to the extent that the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction is not applicable to the creation or perfection of Liens thereon;

(iii) uncertificated securities;

(iv) Collateral for which the perfection of Liens thereon requires filings in or other actions under the laws of jurisdictions outside the United States of America, any State, territory or dependency thereof or the District of Columbia;

(v) Goods constituting Vehicles or included in Collateral received by any Person for “sale or return” within the meaning of Section 2-326 of the Uniform Commercial Code of the applicable jurisdiction, to the extent of claims of creditors of such Person;

(vi) Patents, Marks and Copyrights to the extent that Liens thereon cannot be perfected by the filing of UCC financing statements under the UCC or by a filing in the United States Patent and Trademark Office or the United States Copyright Office; and

(v) Proceeds which have not been transferred to or deposited in the Cash Collateral Account (if any) or a Deposit Account meeting the requirements of Section 3.9 hereof.

“Supporting Obligations” shall mean any “supporting obligation” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now or hereafter owned by any Grantor, or in which any Grantor has any rights.

“Tangible Chattel Paper” shall mean “tangible chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Termination Date” shall have the meaning provided in Section 10.8(a) of this Agreement.

“Timber-to-be-Cut” shall mean “timber-to-be-cut” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Trade Secret Rights” shall mean the rights of a Grantor in any Trade Secret it holds.

“Trade Secrets” shall mean any secretly held existing engineering or other data, information, production procedures and other know-how relating to the design, manufacture, assembly, installation, use, operation, marketing, sale and/or servicing of any products or business of a Grantor worldwide whether written or not.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“U.S. Borrower” shall have the meaning provided in the recitals of this Agreement.

“U.S. Borrower Obligations” shall mean all Obligations of the U.S. Borrower (but not as a Guarantor of the Canadian Borrower or any Canadian Subsidiary Guarantor) and any guarantees of such Obligations pursuant to the Guaranties or pursuant to any other Credit Document.

“Vehicles” shall mean all cars, trucks, construction and earth moving equipment covered by a certificate of title law of any state (and where perfection of security interests therein cannot be effected by filings under the UCC).

“Voting Stock” shall have the meaning provided in the Pledge Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Notices. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, telegraph, telex, telecopy, cable or courier service and all such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Collateral Agent or any Grantor shall not be effective until received by the Collateral Agent or such Grantor, as the case may be. All notices and other communications shall be in writing and addressed as follows:

(a)	if to any Grantor, c/o:

8607 Roberts Drive, Suite 250

Atlanta, GA 30350

Attention: [                        ]

Telephone No.: (770) 645-4800

Telecopier No.: (770) 645-4810

(b)	if to the Collateral Agent, at:

Deutsche Bank Trust Company Americas

60 Wall Street, 2nd Floor

New York, New York 10005

Attention: Erin Morrissey

Telephone No.: (212) 250-1765

Telecopier No.: (212) 797-5690

(c) if to any Lender Creditor (other than the Collateral Agent), at such address as such Lender Creditor shall have specified in the Credit Agreement;

(d) if to any Other Creditor, at such address as such Other Creditor shall have specified in writing to each Grantor and the Collateral Agent;

or at such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

10.2 Waiver; Amendment. Except as provided in Sections 10.8 and 10.12, none of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Grantor directly affected thereby (it being understood that the addition or release of any Grantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Grantor other than the Grantor so added or released) and the Collateral Agent (with the written consent of the Required Secured Creditors).

10.3 Obligations Absolute. To the maximum extent permitted by applicable law, the obligations of each Grantor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of such Grantor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any other Secured Debt Agreement; or (c) any amendment to or modification of any Secured Debt Agreement or any security for any of the Obligations; whether or not such Grantor shall have notice or knowledge of any of the foregoing.

10.4 Successors and Assigns. This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Section 10.8, (ii) be binding upon each Grantor, its successors and assigns; provided, however, that no Grantor shall assign any of its rights or obligations hereunder without the prior written consent of the Collateral Agent (with the prior written consent of the Required Secured Creditors), and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the other Secured Creditors and their respective successors, transferees and permitted assigns. All agreements, statements, representations and warranties made by each Grantor herein or in any certificate or other instrument delivered by such Grantor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement and the other Secured Debt Agreements regardless of any investigation made by the Secured Creditors or on their behalf.

10.5 Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

10.6 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN IN DETERMINING WHETHER A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED. ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT (EXCEPT THAT, (X) IN THE CASE OF ANY COLLATERAL LOCATED IN ANY STATE OTHER THAN NEW YORK, PROCEEDINGS MAY BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN THE STATE IN WHICH THE RESPECTIVE COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING, WITH RESPECT TO ANY CREDIT PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH SUCH PARTY HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS PERSONAL JURISDICTION OVER IT. EACH SUCH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY, AS THE CASE MAY BE, AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 10.1 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH SUCH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT OR ANY SECURED CREDITOR TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER SUCH PARTY IN ANY OTHER JURISDICTION.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.7 Grantor’s Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Grantor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or with respect to any Collateral.

10.8 Termination; Release. (a) After the Termination Date, this Agreement shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors (provided that all indemnities set forth herein including, without limitation in Section 8.1 hereof, shall survive such termination) and the Collateral Agent, at the request and expense of the respective Grantor, will promptly execute and deliver to such Grantor a proper instrument or instruments (including Uniform Commercial Code termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement. As used in this Agreement, “Termination Date” shall mean the date upon which the Total Commitment under the Credit Agreement has been terminated and all Interest Rate Protection Agreements and Other Hedging Agreements entered into with any Other Creditor have been terminated, no Note under the Credit Agreement is outstanding and all Loans thereunder have been repaid in full, all Letters of Credit issued under the Credit Agreement have been terminated or cash collateralized in a manner reasonably satisfactory to the Collateral Agent and all other Obligations then due and payable have been paid in full.

(b) In the event that any part of the Collateral is sold or otherwise disposed of (to a Person other than a Credit Party) (x) at any time prior to the time at which all Credit Document Obligations have been paid in full and all Commitments and Letters of Credit under the Credit Agreement have been terminated, in connection with a sale or disposition permitted by Section 10.02 of the Credit Agreement or is otherwise released at the direction of the Required Lenders (or all the Lenders if required by Section 13.12 of the Credit Agreement) or (y) at any time thereafter, to the extent permitted by the other Secured Debt Agreements, and in the case of clauses (x) and (y), the proceeds of such sale or disposition (or from such release) are applied in accordance with the terms of the Credit Agreement or such other Secured Debt Agreement, as the case may be, to the extent required to be so applied, the Collateral Agent, at the request and expense of such Grantor, will duly release from the security interest created hereby (and will execute and deliver such documentation, including termination or partial release statements and the like in connection therewith) and assign, transfer and deliver to such Grantor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or otherwise disposed of, or released, and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement. Furthermore, upon the release of any U.S. Subsidiary Guarantor from the U.S. Subsidiaries Guaranty in accordance with the provisions thereof, such Grantor (and the Collateral at such time assigned by the respective Grantor pursuant hereto) shall be released from this Agreement.

(c) At any time that a Grantor desires that the Collateral Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing Section 10.8(b), such Grantor shall deliver to the Collateral Agent (and the relevant sub-agent, if any, designated hereunder) a certificate signed by a Responsible Officer of such Grantor stating that the release of the respective Collateral is permitted pursuant to such Section 10.8(b). At any time that either U.S. Borrower or the respective Grantor desires that a Subsidiary of the U.S. Borrower which has been released from the U.S. Subsidiaries Guaranty be released hereunder as provided in the last sentence of Section 10.8(b), it shall deliver to the Collateral Agent a certificate signed by a Responsible Officer of the U.S. Borrower and the respective Grantor stating that the release of the respective Grantor (and its Collateral) is permitted pursuant to such Section 10.8(b).

(d) The Collateral Agent shall have no liability whatsoever to any other Secured Creditor as the result of any release of Collateral by it in accordance with (or which the Collateral Agent in the absence of gross negligence and willful misconduct believes to be in accordance with) this Section 10.8.

10.9 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall constitute an original, but all of which, when taken together, shall constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the U.S. Borrower and the Collateral Agent. Delivery of an executed signature page to this Agreement by facsimile, PDF or other electronic transmission shall be as effective as delivery of an original executed counterpart of this Agreement.

10.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11 The Collateral Agent and the other Secured Creditors. The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Section 12 of the Credit Agreement. The Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Section 12 of the Credit Agreement.

10.12 Additional Grantors. It is understood and agreed that any Subsidiary Guarantor that desires to become a Grantor hereunder, or is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of the Credit Agreement or any other Credit Document, shall become a Grantor hereunder by executing a counterpart hereof and delivering same to the Collateral Agent, or by executing a joinder agreement in form and substance reasonably satisfactory to the Collateral Agent, (y) delivering supplements to Annexes A through F, inclusive, and H through K, inclusive, hereto as are necessary to cause such Annexes to be complete and accurate with respect to such additional Grantor on such date and (z) taking all actions as specified in this Agreement as would have been taken by such Grantor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Collateral Agent and with all documents and actions required above to be taken to the reasonable satisfaction of the Collateral Agent.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

PICASSO INTERMEDIATE COMPANY, INC., (which immediately following the Initial Borrowing Date will be renamed BWAY INTERMEDIATE COMPANY, INC.) as a Grantor

By:	/s/ Michael B. Clauer
Name: Michael B. Clauer
Title: Chief Financial Officer

PICASSO MERGER SUB, INC., as a Grantor

By:	/s/ Michael B. Clauer
Name: Michael B. Clauer Title: Chief Financial Officer

BWAY HOLDING COMPANY, as a Grantor

By:	/s/ Michael B. Clauer
Name: Michael B. Clauer
Title: Chief Financial Officer

ARMSTRONG CONTAINERS, INC.

By:	/s/ Jeffrey M. O’Connell
	Name:	Jeffrey M. O’Connell
	Title:	Vice President

BWAY CORPORATION

By:	/s/ Michael B. Clauer
	Name:	Michael B. Clauer
	Title:	Chief Financial Officer

SC PLASTICS, LLC

By:	/s/ Jeffrey M. O’Connell
	Name:	Jeffrey M. O’Connell
	Title:	Vice President

NORTH AMERICA PACKAGING CORPORATION

By:	/s/ Jeffrey M. O’Connell
	Name:	Jeffrey M. O’Connell
	Title:	Vice President

NORTH AMERICA PACKAGING OF PUERTO RICO, INC.

By:	/s/ Jeffrey M. O’Connell
	Name:	Jeffrey M. O’Connell
	Title:	Vice President

CENTRAL CAN COMPANY. INC

By:	/s/ Jeffrey M. O’Connell
	Name:	Jeffrey M. O’Connell
	Title:	Vice President

BWAY-KILBOURN, INC.

By:	/s/ Jeffrey M. O’Connell
	Name:	Jeffrey M. O’Connell
	Title:	Vice President

Accepted and Agreed to:

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Collateral Agent

By:	/s/ Erin Morrissey
	Name:	Erin Morrissey
	Title:	Vice President

By:	/s/ Carin Keegan
	Name:	Carin Keegan
	Title:	Director